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                                 CODE OF ETHICS


              PRINCIPAL GLOBAL INVESTORS, LLC PRINCIPAL REAL ESTATE
                                 INVESTORS, LLC



                                  Version 2.04
                                December 19, 2006







                                TABLE OF CONTENTS





I.    STATEMENT OF PURPOSE AND GENERAL PRINCIPLES..............................1
II.   DEFINITIONS..............................................................1
III.  RULES FOR PERSONAL TRANSACTIONS..........................................3
IV.   DISCLOSURE OF SECURITIES OWNERSHIP AND TRANSACTIONS AND OTHER BUSINESS
      ACTIVITIES...............................................................4
V.    CERTIFICATION OF COMPLIANCE..............................................5

VI.   GIFTS....................................................................5
VII.  SERVICE AS A CORPORATE DIRECTOR OR OTHER BUSINESS INTERESTS..............6
VIII. ADMINISTRATION AND SANCTIONS.............................................6
IX.   WHO DO I CONTACT?........................................................7

 I. STATEMENT OF PURPOSE AND GENERAL PRINCIPLES

The Code of Ethics (the "Code") has been adopted by each of Principal Global Investors, LLC and Principal Real Estate Investors, LLC, (collectively the "Adviser"). The purpose of this Code is to prevent conflicts of interest which may exist, or appear to exist, when officers, directors, employees, and other persons of the Adviser:

      -own or engage in transactions involving Securities (as defined below) that are owned or are being purchased or sold or are being considered for purchase or sale for the accounts of clients of the Adviser;
        -own or engage in transactions involving shares issued by mutual funds sponsored by the Principal Financial Group, Inc. ("PFG"); or
             -undertake business activities outside of their employment with a member company of PFG which may cause, or appear to cause, conflicts of interest.

Central to this Code is the principle that officers, directors and employees of the Adviser will adhere to the highest ethical standards and will act in accordance with the following fiduciary principles:


      -THE DUTY AT ALL TIMES TO PLACE THE INTERESTS OF CLIENTS FIRST;

      -The requirement that all personal securities transactions be conducted in such a manner as to be consistent with this Code and to avoid any actual or potential conflict of interest or any abuse of an officer, director or employee's position of trust and responsibility;
      -Investment adviser personnel should not take inappropriate advantage of their positions;


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If you have any questions about any aspect of the Code, or if you have questions regarding application of the Code in a particular situation, contact the Adviser's Compliance Department (contact information included in the last section of this Code).

The policies and procedures documented in this Code are in addition to those staff are required to understand and follow that have been established by PFG. All staff are required to adhere to PFG Statement of Business Practices found at the following web site on the PFG Intranet:
http://inside.principal.com/gfr/brc/busprac.


II. DEFINITIONS

ACCESS PERSON: Any officer, director , employee or other person of the Adviser who: has access to nonpublic information regarding any client's purchase or sale of Securities; has access to nonpublic information regarding the portfolio holdings of any client; is involved in making Securities recommendations to clients; or has access to such recommendations that are nonpublic.

BEING CONSIDERED FOR PURCHASE OR SALE: A Security is being considered for purchase or sale when a Portfolio Manager views the purchase or sale of a Security for a client account as probable. The phrase "purchase or sale of a Security" includes the writing of an option to purchase or sell a Security or the purchase of an option to purchase or sell a Security.

BENEFICIAL OWNERSHIP: "Beneficial Ownership" shall be interpreted in the same manner as in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder. For example, the term "Beneficial Ownership" encompasses:

      -in addition to Securities in a person's own account(s), Securities owned by members of the person's immediate family sharing the same household;
        -a partner's proportionate interest in the portfolio of Securities held by a partnership (e.g. an investment club); and -Securities a person might acquire or dispose of through the exercise or conversion of any derivative security (e.g. an option, whether presently exercisable or not).

EXEMPTED SECURITIES AND EXEMPTED TRANSACTIONS

     -Direct obligations of the Government of the United States; -Money market instruments -- bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;
       -Shares of money market funds; -SHARES OF OTHER TYPES OF MUTUAL FUNDS, UNLESS THE ADVISER OR A PFG AFFILIATE ACTS AS THE INVESTMENT ADVISER OR PRINCIPAL UNDERWRITER FOR THE FUND.
       -Transactions in Principal mutual funds (including Principal mutual funds underlying Principal variable life and variable annuity contracts) and Principal stock. -Units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds. -Securities acquired through an employer-sponsored automatic payroll deduction plan
         (only acquisitions, and not dispositions, are exempt); -Foreign currency transactions -Sales made pursuant to general public tender offers. -The acceptance of stock dividends resulting from Securities already owned; the reinvestment of cash dividends resulting from Securities already owned under a dividend reinvestment program or the participation in an automatic investment plan for the purchase of Securities already owned. (Note: The initial purchase or establishment of an automatic investment plan must be pre-cleared.)
     -Purchases effected upon the exercise of rights issued by a Security's issuer pro rata to all holders of a class of Securities, to the extent such rights are acquired directly from the issuer thereof, and sales of such rights.
       -Purchases or sales of Securities in response to the exercise of an option written by the Access Person. -Exercise of rights to exchange or convert Securities, but only when those rights have been acquired in accordance with the Code. -Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control. -Purchases or sales which are non-volitional

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            on the part of either the Access Person (or a PGI client account)
            EXCEPT MARGIN CALLS OR CLOSE OUT SALES.

FEDERAL SECURITIES LAWS means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (SEC) under any of these statutes, the Bank Secrecy Act, and any rules adopted thereunder by the SEC or the Department of the Treasury.

PORTFOLIO MANAGERS - individuals entrusted with the direct responsibility and authority to make investment decisions affecting the accounts of the Adviser's clients.

RESTRICTED LIST: The Restricted List includes the names of all Securities that the Adviser (1) is currently buying or which are Being Considered for Purchase or Sale in client accounts, and (2) currently holds in client accounts. Names of Securities shall be removed from the Restricted List 15 days after PGI has (1) ceased considering the Security for purchase, or (2) entirely liquidated its position in such Security.

SECURITY: Shall have the meaning set forth in Section 202(a)(18) of the Investment

                                                                          ITEM 6
                                                 Principal Global Investors, LLC
                                                              Board of Directors
                                                               December 13, 2006

Advisers Act, and shall include all fixed income securities, equity securities, securities based on indices, ishares, futures, options and limited or private placement securities.

III. RULES FOR PERSONAL TRANSACTIONS

  (A) PROHIBITED TRANSACTIONS

  No Access Person may acquire direct or indirect Beneficial Ownership in any Security that is: part of an initial public offering ("IPO"); a private placement transaction, unless the private placement transaction is sponsored by PGI or its affiliates and the Access Person receives pre-approval from PGI Compliance;
         sold short, if such Security is on the Restricted List;

  In addition, pursuant to the PFG corporate insider trading policy, the following activities with respect to PFG securities (including but not limited to PFG common stock) are prohibited:

         Purchasing PFG securities "on margin" (i.e., with the proceeds of a loan from a brokerage firm when the loan is secured by PFG securities), except for the exercise of PFG granted employee stock options;
         Short sales of PFG stock (selling stock that is borrowed in anticipation of a drop in price); and Trading in put or call options of PFG stock.

  (B) TRANSACTIONS IN ALL OTHER SECURITIES

  PRE-CLEARANCE

  Access Persons must receive pre-clearance for all Security transactions from the Adviser Compliance Department prior to entering into the trade. Pre-clearance is not required on transactions for Exempted Securities or Securities to be purchased or sold in Exempted Transactions.

  Pre-clearance for a trade can be achieved via two methods:

       -Using the online pre-clearance system (Star Compliance). All Access
           Persons have access to the online compliance system. Potential trades can be entered into the system by the staff member, which will then submit a request to the Compliance Department. The Compliance Department can then approve the trade, which will result in an email to the staff member approving the trade. Access Persons without access to the online compliance system should contact the Compliance Department to have access setup.
      -Via a phone call to the Compliance Department. The Compliance Department will authorize


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           or reject a proposed trade via phone.

  RESTRICTED AND PROHIBITED TRANSACTIONS

           Access Persons may be limited in the number of shares or principal amount of a Security listed on the Restricted List they may purchase or sell or not allowed to purchase or sell a Security at all. Permission to trade any security on the Restricted List needs to be made via the Star Compliance System or via the Compliance Department. It is the Compliance

                                                                          ITEM 6
                                                 Principal Global Investors, LLC
                                                              Board of Directors
                                                               December 13, 2006

           Department's absolute discretion as to whether permission is granted to trade a Security on the Restricted List or denied. If permission is granted to trade a Restricted List Security, the maximum amount of shares that may be traded each calendar quarter is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date of the request.

           Access Persons may not profit directly or indirectly from the acquisition and disposition (or disposition and acquisition) of Beneficial Ownership of the same (or equivalent) Securities (except Exempted Securities or Securities purchased or sold in Exempted Transactions) within 60 calendar days. Any profits realized on such short-term trades must be disgorged to a charitable organization designated by the Adviser management.

           Personal Security transaction approvals are valid for five business days after given. Approval of a stop loss order is valid for 60 calendar days. After these periods have elapsed, you must reapply for approval.

           RULES SPECIFIC FOR PORTFOLIO MANAGERS

           No Portfolio Manager may purchase or sell a Security for a personal account within seven calendar days before and after a client account that he or she manages trades in that Security.

           RULES SPECIFIC FOR ACCESS PERSONS OF PRINCIPAL REAL ESTATE INVESTORS

           No Access Person of Principal Real Estate Investors may purchase or sell a commercial or investment property without the pre-approval of the Compliance Department.



IV. DISCLOSURE OF SECURITIES OWNERSHIP AND TRANSACTIONS AND OTHER BUSINESS ACTIVITIES

  When recommending the purchase or sale of Securities for a client account in accordance with portfolio management procedures, Access Persons must disclose:

       -any direct or indirect Beneficial Ownership in any Security of the issuer whose Securities are under consideration if the personal holding is in excess of two percent of the number of outstanding units of such Security;
       -any position with such issuer or its affiliates; and -any present or proposed business relationship with such issuer or its affiliates.

  This disclosure must be made to the Compliance Department. If a Portfolio Manager has a personal holding in excess of two percent of the number of outstanding units of such Security, then any purchase or sale for the portfolio must then be reviewed and approved by a Portfolio Manager who does not have an interest in the Security or issuer.

  QUARTERLY REPORTS:

  Access Persons shall file a report with the Compliance Officer listing all their personal Securities transactions during the previous calendar quarter in any Security (except Exempted Securities and



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Securities purchased or sold in Exempted Transactions) in which such person has acquired any direct or indirect Beneficial Ownership. The report shall be in a format as required by the PGI Compliance Department and filed within 30 days following the end of such calendar quarter. The report shall contain the following information:
       -the date of the transaction(s), the title, exchange ticker or CUSIP number, interest rate and maturity date (if applicable), number of shares, and principal amount of each Security involved;
       -the nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition); -the price at which the transaction was effected; -the name of the broker, dealer, or bank with or through which the transaction was effected; and -the date the report is submitted by the Access Person.

  Access Persons must have their personal Securities account at a firm approved by the PGI Compliance Department and must direct brokerage and other firms with which they have Securities accounts to furnish to the Compliance Department on a timely basis duplicate copies of periodic statements and trade confirmations of all personal Securities transactions.

  INITIAL AND ONGOING ANNUAL REPORTING:


  Access Persons must within 10 days of their appointment as an Access Person furnish the Compliance Department a report current as of a date no more than 45 days prior to the date the person becomes an Access Person or, in the case of an annual report, no more than 45 days prior to the date the report is submitted, containing the following information:
       -the name, number of shares, exchange ticker or CUSIP number, and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership at the time the report was prepared;
       -the name and address of the broker, dealer, or bank at which the Access
           Person established any account during the period covered in which securities were held for the direct or indirect benefit of the Access Person;
       -the account number of any account described above; -the date the report was prepared.


  Access Persons will be required on an annual basis within 30 days of the request to verify that their holdings are complete and accurate in the Star Compliance system.


 V. CERTIFICATION OF COMPLIANCE

  The Chief Compliance Officer shall ensure that each Access Person receives a copy of this Code, any amendment thereto and a written acknowledgement of receipt to be signed and returned to the Chief Compliance Officer. The Code is also available to all Access Persons via the intranet site.

  All Access Persons will be required within 10 days of their appointment as an Access Person and annually thereafter to certify in writing that they have read and understand the Code and the Insider Trading Policy "Policy" and its applicability to them, that they have complied with the requirements of the Code and Policy, and that they have disclosed or reported all personal Securities transactions as required by the Code.

VI. GIFTS

  Access Persons are subject to the PFG Travel and Entertainment Policy and the PFG gift policy, found at http://inside.principal.com/gfr/brc/busprac/statement/gifts.shtm.

                                                                          ITEM 6
                                                 Principal Global Investors, LLC
                                                              Board of Directors
                                                               December 13, 2006

    All gifts greater than $US50 must be reported to the PFG Compliance Department. The corporate gift form containing the following information shall be sent to the PFG Compliance Officer:
                 -Date Gift Received -Description of Gift -Details of Provider
                  of the Gift -Value of Gift


 VII. SERVICE AS A CORPORATE DIRECTOR OR OTHER BUSINESS INTERESTS

    Access Persons are prohibited from serving on the board of directors of a publicly traded company unless prior authorization to serve has been obtained. Authorization is based on a determination that board service would be consistent with the interests of PGI and its clients. Authorization needs to be obtained from the PGI Chief Compliance Officer.

    Access Persons must not undertake other business activities outside of PGI which may cause, or appear to cause, conflicts of interest. Access Persons must report to the PGI Compliance Department all directorships in businesses and other interests in businesses where Access Persons either have a controlling or influencing position, or receive monetary compensation for their involvement in that business. The PGI Compliance Department may determine that such involvement in additional business is an actual or perceived conflict of interest with an Access Person's current position. In this situation, actions will need to be taken to rectify the conflict.


VIII. ADMINISTRATION AND SANCTIONS

    All officers, directors and employees of PGI are required to report any violation of the Code promptly to the Adviser's Chief Compliance Officer, Compliance Director or Compliance Officer. The Compliance Director and the Compliance Officer shall ensure that the Chief Compliance Officer receives reports of all violations.

    The Chief Compliance Officer shall maintain a system for the regular review of all reports of personal securities transactions and holdings filed under this Code.

    Upon discovering a violation of this Code, the Chief Compliance Officer of the Adviser shall impose such sanctions as determined appropriate. Sanctions may include a letter of censure, suspension of personal Securities transactions, and suspension or termination of employment. In addition, any profits over $100 from prohibited transactions must be disgorged and either returned to the fund (if it is an affiliated fund), or distributed to a PFG approved charity.

    Annually, those individuals charged with the responsibility for monitoring compliance with this Code shall prepare a written report to the Board of Directors of the Adviser that, at a minimum, will include:
           -a certification that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code; -identification of material violations and sanctions imposed in response to those violations during the past year; -a description of issues that arose during the previous year under the Code; and -recommendations, if any, as to changes in existing restrictions or procedures based on experience with this Code, evolving industry practices or developments in applicable laws or regulations.

IX. WHO DO I CONTACT ?


  Responsibility for this Code is vested in the Chief Compliance Officer of the Adviser. However, the responsibility for implementing this Code on a day-to-day basis falls on all employees and especially staff that are in supervisory and management roles.

  Staff should contact one of the compliance personnel listed below with any questions concerning the interpretation of this Code, or in connection with any potential issues or breaches of the Code. Any reported potential breaches of the Code will be forwarded to the Adviser's Chief Compliance Officer. The contact list in order of escalation is:

  PGI COMPLIANCE OFFICER;
  Lori Meye 515-283-4458
  Meye.Lori@principal.com

  PGI COMPLIANCE DIRECTOR

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  PGI CHIEF COMPLIANCE OFFICER
  Barb McKenzie 515-362-2800
  McKenzie.Barb@principal.com

  PFG CHIEF COMPLIANCE OFFICER
  Martha Shepard  515-235-5812
  Shepard.Martha@principal.com

  In addition to the above contacts, staff can also utilize the PFG "Whistle Blower" process found at:
http://inside.principal.com/gfr/brc/busprac/whistleblower.shtm. Any information passed through the Whistleblower process will remain confidential

  In addition, the Ethics Hotline can be used at 1-866-858-4433. The Ethics Hotline is staffed 24 hours a day, seven days a week.